Exhibit 99.2


COMCAP HOLDINGS CORP. AND SUBSIDIARIES
(a Delaware corporation)

CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2000 AND 1999
TOGETHER WITH AUDITORS' REPORT

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
To the Board of Directors of
Comcap Holdings Corp.

We have audited the accompanying consolidated balance sheets of Comcap Holdings Corp. (a Delaware corporation) and subsidiaries (the "Company") as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Comcap Holdings Corp. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

                                                Arthur Andersen, LLP

New York, New York
April 10, 2001 (except with respect to the matters discussed in Note 19, as to which the date is May 17, 2002)

COMCAP HOLDINGS CORP. AND SUBSIDIARIES
(a Delaware corporation)

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2000 AND 1999

                                   ASSETS                                             2000           1999
                                   ------                                         -----------    ------------
Cash AND CASH EQUIVALENTS                                                         $ 3,718,995    $  2,020,417

RESTRICTED CASH                                                                     1,496,344       1,518,811

SECURITIES AVAILABLE FOR SALE                                                               -       2,314,301

LOANS RECEIVABLE, net                                                              67,361,943      62,979,315

RECEIVABLE FROM SALE OF LOANS                                                       2,747,938       3,436,070

RECEIVABLE FROM BANK                                                                3,538,776       3,559,974

ACCRUED INTEREST RECEIVABLE                                                           892,638         463,063

SERVICING ASSET                                                                     7,463,839       8,036,873

SBA LICENSE, net of accumulated amortization of $648,083 and
    $547,083 in 2000 and 1999, respectively                                           361,917         462,917

FURNITURE AND EQUIPMENT, net of accumulated
    depreciation of $358,949 and $224,820 in 2000 and 1999,
    respectively                                                                      461,730         440,908

DEFERRED COSTS ASSOCIATED WITH PREFERRED
    STOCK ISSUANCE                                                                     70,836         334,480

OTHER REAL ESTATE OWNED                                                               111,000         130,400

OTHER ASSETS                                                                        1,313,395       1,381,486
                                                                                  -----------    ------------
           Total assets                                                           $89,539,351    $ 87,079,015
                                                                                  ===========    ============

COMCAP HOLDINGS CORP. AND SUBSIDIARIES
(a Delaware corporation)

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2000 AND 1999 (continued)

                          LIABILITIES AND SHAREHOLDERS' EQUITY                             2000          1999
                          ------------------------------------                         -----------    -----------
REVOLVING LINES OF CREDIT                                                              $76,554,827    $78,282,699

ACCOUNTS PAYABLE AND ACCRUED LIABILITIES                                                 3,621,727      3,981,396

INCOME AND FRANCHISE TAXES PAYABLE                                                          72,521         20,910

ACCRUED INTEREST PAYABLE                                                                   627,419        622,442

DIVIDENDS PAYABLE                                                                          375,000        125,000

DEMAND NOTES PAYABLE TO SHAREHOLDERS                                                     2,000,000              -

SUBORDINATED NOTES PAYABLE TO SHAREHOLDERS                                                       -      1,700,000

PUTTABLE COMMON STOCK, 18,136 and 19,421 shares in 2000
    and 1999, respectively, puttable back to the Company by the holder at a per share price of $65.67, net of unamortized deferred
    issuance costs of $ 0 and $2,412 in 2000 and 1999, respectively                      1,190,963      1,070,530
                                                                                       -----------    -----------
                        Total liabilities                                               84,442,457     85,802,977
                                                                                       -----------    -----------

COMMITMENTS AND CONTINGENCIES (Note 14)

SHAREHOLDERS' EQUITY:
    Common stock, 10,000,000 shares authorized in 2000 and 1999,
       1,076,518 and 1,015,381 shares issued and outstanding
       (including 18,136 and 19,421 puttable common shares) in 2000
       and 1999, respectively, par value $.001 per share                                     1,059            996
    Preferred stock                                                                            775      2,500,000
    Additional paid-in capital                                                          14,188,277      2,261,935
    Accumulated other comprehensive income                                                       -          8,041
    Accumulated deficit                                                                ( 9,093,217)    (3,494,934)
                                                                                       -----------    -----------
                 Total shareholders' equity                                              5,096,894      1,276,038
                                                                                       -----------    -----------
                 Total liabilities and shareholders' equity                            $89,539,351    $87,079,015
                                                                                       ===========    ===========

The accompanying notes are an integral part of these consolidated balance sheets.

COMCAP HOLDINGS CORP. AND SUBSIDIARIES
(a Delaware corporation)

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                   2000           1999
                                                               ------------   ------------
REVENUES:
    Interest income                                            $ 10,587,649   $  8,044,768
    Premium on sales of SBA loans                                   945,641      2,227,811
    Service fee income                                              227,251        566,104
    Loan application fees and other income                          909,193      1,892,705
                                                               ------------   ------------
                 Total revenues                                  12,669,734     12,731,388
                                                               ------------   ------------

EXPENSES:
    Interest expense                                              6,669,991      5,934,614
    Salaries and benefits                                         4,076,188      2,877,547
    Professional fees                                             1,497,280        576,462
    Depreciation and amortization                                   240,703        205,625
    Provision for possible loan losses                            2,528,549      2,486,653
    Loan processing costs                                           424,095        654,500
    Business development, travel and entertainment                  608,297        515,395
    Rental expense                                                  469,922        292,090
    Restructuring charge                                            433,088              -
    Other expenses                                                  799,969        638,620
                                                               ------------   ------------
                 Total expenses                                  17,748,082     14,181,506
                                                               ------------   ------------
                 Loss before provision for income and
                    franchise taxes                              (5,078,348)    (1,450,118)

PROVISION FOR INCOME AND FRANCHISE TAXES                             65,116         60,922
                                                               ------------   ------------
                 Net loss                                      $ (5,143,464)  $ (1,511,040)
                                                               ============   ============

The accompanying notes are an integral part of these consolidated statements.

COMCAP HOLDINGS CORP. AND SUBSIDIARIES
(a Delaware corporation)

CONSOLIDATED STATEMENTS OF CHANGES
IN SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                                                      Accumulated
                                                                                   Additional           Other
                                                 Common         Preferred           Paid-In          Comprehensive
                                                 Stock           Stock              Capital        Income (Loss), Net
                                               ----------   ----------------   -----------------   ------------------
BALANCE, December 31, 1998                     $       78   $      2,500,000   $               -   $                -

    Dividend on preferred stock                         -                  -                   -                    -

    Amortization of puttable common
       stock and related issuance costs                 -                  -                   -                    -

    Exercise of stock options                         918                  -                   -                    -

    Capital contribution by CCC
       preferred stockholders                           -                  -           2,261,935                    -

    Unrealized gain on available-for-
       sale securities, net of tax                      -                  -                   -                8,041

       Net (loss) - 1999                                -                  -                   -                    -
                                               ----------   ----------------   -----------------   ------------------

    Comprehensive (loss)

BALANCE, December 31, 1999                            996          2,500,000           2,261,935                8,041
    Merger and Reorganization:                          -                  -                   -                    -
      Exchange of CCC Preferred
       Stock for Comcap Series A                        -                  -                   -                    -
        Preferred Stock                                 -         (2,499,975)          2,499,975                    -
      Return of capital to CCC                                                        (2,261,935)
       preferred stockholders                           -                  -                                        -
      Issuance of Comcap Series B
         Preferred Stock, net of
         issuance costs                                63                750          11,688,302                    -

    Dividend on Preferred Stock                         -                  -                   -                    -


                                                       Comprehensive        Accumulated
                                                       Income (Loss)          Deficit           Total
                                                     ----------------     --------------    --------------
BALANCE, December 31, 1998                           $              -     $   (1,415,343)   $    1,084,735

    Dividend on preferred stock                                     -           (250,000)         (250,000)

    Amortization of puttable common                                 -
       stock and related issuance costs                                         (318,551)         (318,551)

    Exercise of stock options                                       -                  -               918

    Capital contribution by CCC
       preferred stockholders                                       -                  -         2,261,935

    Unrealized gain on available-for-
       sale securities, net of tax                              8,041                  -             8,041

       Net (loss) - 1999                                   (1,511,040)        (1,511,040)       (1,511,040)
                                                     ----------------     --------------    --------------

    Comprehensive (loss)                             $     (1,502,999)
                                                     ================

BALANCE, December 31, 1999                                          -         (3,494,934)        1,276,038
    Merger and Reorganization:                                      -                  -                 -
      Exchange of CCC Preferred
       Stock for Comcap Series A                                    -                  -                 -
        Preferred Stock                                             -                  -                 -
      Return of capital to CCC
       preferred stockholders                                       -                  -        (2,261,935)
      Issuance of Comcap Series B
         Preferred Stock, net of
         issuance costs                                             -                  -        11,689,115

    Dividend on Preferred Stock                                     -           (250,000)        (250,0000)

    Amortization of puttable common stock
       and related issuance costs                    -           -                -               -               -

    Unrealized loss on available-for-sale
       securities, net of tax                        -           -                -          (8,041)         (8,041)

       Net (loss) - 2000                             -           -                -               -      (5,143,464)
                                                                                                       ------------

    Comprehensive (loss)                                                                               $ (5,151,505)
                                                                                                       ============


BALANCE, December 31, 2000                    $  1,059   $     775    $  14,188,277    $          -
                                              ========   =========    =============    ============

    Amortization of puttable common stock
       and related issuance costs                  (204,819)     (204,819)

    Unrealized loss on available-for-sale
       securities, net of tax                             -        (8,041)

       Net (loss) - 2000                         (5,143,464)   (5,143,464)
                                              -------------   -----------

    Comprehensive (loss)



BALANCE, December 31, 2000                    $  (9,093,217)  $ 5,096,894
                                              =============   ===========

 The accompanying notes are an integral part of these consolidated statements.

COMCAP HOLDINGS CORP. AND SUBSIDIARIES
(a Delaware corporation)

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                                          2000              1999
                                                                                     ---------------   ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                                         $    (5,143,464)  $    (1,511,040)
                                                                                     ---------------   ---------------
    Adjustments to reconcile net loss to net cash used in operating activities-
          Loans originated                                                               (45,289,551)      (88,852,047)
          Proceeds from sale of SBA guaranteed portion of loans, net of
              gain on sale                                                                30,526,475        57,846,977
          Loan principal collected                                                         8,467,215         7,382,963
          Depreciation and amortization                                                      240,703           330,974
          Amortization of loan origination costs                                             278,268           256,527
          Deferred loan origination costs                                                   (360,270)         (696,451)
          Provision for possible loan losses                                               2,528,549         2,486,653
          Unearned premium income                                                            296,472           665,572
          Amortization of servicing asset                                                  1,727,371         1,535,603
          Accretion of discount on portfolio                                              (2,052,873)       (2,022,724)
          Proceeds from sale of other real estate owned                                       76,088           277,980
          Restructuring charge                                                               367,724                 -
          Other                                                                               50,817           (13,233)
          Net change in-
              Receivable from sale of loans                                                  688,132        (2,102,746)
              Receivable from bank                                                            21,198        (1,647,292)
              Accrued interest receivable                                                   (429,575)         (100,652)
              Other assets                                                                  (114,378)         (899,653)
              Accounts payable and accrued liabilities                                      (315,117)        1,756,937
              Income and franchise taxes payable                                              51,611          (147,737)
                                                                                     ---------------   ---------------
                    Total adjustments                                                     (3,241,141)      (23,942,349)
                                                                                     ---------------   ---------------
                    Net cash used in operating activities                                 (8,384,605)      (25,453,389)
                                                                                     ---------------   ---------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of furniture and equipment                                                     (159,326)         (223,352)
    Proceeds from sales of property and equipment                                                870                 -
    Securities available for sale-
       Purchases                                                                                   -          (337,441)
       Maturities                                                                                  -           149,895
       Proceeds from sale                                                                          -           163,417
                                                                                     ---------------   ---------------
                    Net cash used in investing activities                                   (158,456)         (247,481)
                                                                                     ---------------   ---------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from revolving lines of credit                                               (1,727,872)       22,181,174
    Issuance of Series B Preferred Stock                                                  11,776,430                 -
    Issuance of demand notes payable to shareholders                                       2,000,000                 -
    Repurchase of puttable common stock                                                      (84,386)                -
    Preferred stock dividends paid                                                                 -          (250,000)
    Repayment of subordinated notes payable                                               (1,700,000)                -
    Exercise of stock options                                                                      -               918
    Deferred costs associated with preferred stock issuance                                  (45,000)          (87,315)
                                                                                     ---------------   ---------------
                    Net cash provided by financing activities                             10,219,172        21,844,777
                                                                                     ---------------   ---------------
                    Net increase (decrease) in cash and cash equivalents                   1,676,111        (3,856,093)

CASH AND CASH EQUIVALENTS, beginning of year                                               3,539,228         7,395,321
                                                                                     ---------------   ---------------

CASH AND CASH EQUIVALENTS, end of year                                               $     5,215,339   $     3,539,228
                                                                                     ===============   ===============

COMCAP HOLDINGS CORP. AND SUBSIDIARIES
(a Delaware corporation)

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                                           2000              1999
                                                                                     ---------------   ---------------
SUPPLEMENTAL INFORMATION:
    Cash paid (received) for-
       Interest                                                                      $     6,644,252     $   5,525,670
       Taxes                                                                                (168,772)          407,105

NONCASH INVESTING ACTIVITIES:
    Capitalized leased property/obligations                                                        -            91,569
    Additions to other real estate owned                                                      68,750           130,400

NONCASH FINANCING ACTIVITIES:
    Exchange of CCC preferred stock for Comcap Series A Preferred Stock                    2,500,000                 -
    Exchange of CCC common stock for Comcap common stock (including puttable
       Common stock)                                                                       1,192,022                 -
    Capital (return) contribution of securities available for sale                        (2,261,935)        2,261,935
    Common stock issued in connection with Series B Preferred Stock issuance                      63                 -

 The accompanying notes are an integral part of these consolidated statements.

COMCAP HOLDINGS CORP. AND SUBSIDIARIES
(a Delaware corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999

1.  ORGANIZATION

Basis of Presentation

The accompanying consolidated financial statements include the accounts of Comcap Holdings Corp. ("Comcap") and its wholly owned subsidiaries Commercial Capital Corporation ("CCC" or the "Company") and CCC Real Estate Holding Co. LLC ("CCC Real Estate"), together the "Companies."

CCC was formed on February 15, 1994 as a nonbank lender under the program administered by the U.S. Small Business Administration (the "SBA"). On September 28, 1999, CCC Real Estate was formed with CCC as its sole member to take possession of real estate foreclosed on by CCC. Comcap was incorporated on January 21, 2000 in connection with the merger and reorganization discussed below. The Companies were formed under the laws of Delaware and have a December 31 fiscal year-end.

The consolidated financial statements were prepared in conformity with generally accepted accounting principles as of December 31, 2000 and 1999. All intercompany accounts and transactions have been eliminated in consolidation.

Merger and Reorganization

On January 21, 2000, the Company entered into an agreement with Conning Capital Partners V (the "Partnership") whereby the Company agreed to issue and sell to the Partnership 750,000 Comcap Series B Preferred Stock (the "Series B Preferred") shares at a price of $16.67 per share for an aggregate price of $12,500,000 (the "Investment"). As part of this Investment, the Company's stockholders agreed to amend their ownership interests. In this regard, the Company's stockholders and the Partnership entered into the Stockholders Agreement (the "Agreement") and the Certificate of Incorporation for Comcap outlining the capital structure of Comcap and the Company.

The proceeds from the sale of the Series B Preferred were used to: (1) reduce outstanding debt under its bank lines of credit by $5.8 million; (2) repay the subordinated notes of $1.7 million; (3) capitalize the Company; (4) pay transaction expenses in connection with the Series B Preferred issuance and (5) pay general corporate expenses, as defined in the Agreement. Transaction expenses incurred in connection with the Investment of approximately $811,000, including legal expenses of $256,000 and investment banking fees of $523,000, were netted against the proceeds. In addition, 62,422 common shares of Comcap were issued to the investment banking firm in accordance with its agreement with the Company. The Company expensed the fair value of these shares estimated to be $63.

With the issuance of the Series B Preferred, the CCC preferred stock (the "Series C Preferred") existing at such time was retired and converted into the Comcap Series A Preferred Stock (the "Series A Preferred"). The Series C preferred stock was issued on June 17, 1999 in exchange for 25,000 shares of previously issued and outstanding CCC preferred stock. Prior to executing this transaction, the Company received $2,261,935 in return for extending the conversion rights of the CCC preferred stockholders to December 31, 2000. Subsequent to the issuance of the Series B Preferred, the Company returned the $2,261,935 in capital contributed in 1999 by the CCC preferred stockholders (Note 4). In addition, the CCC common stock was retired and converted into Comcap common stock in like amount.

The Series A Preferred is convertible into 832,280 shares of common stock at the option of the holder or upon sale of Comcap or filing of a registration statement with the SEC for an IPO and pays a 10% dividend annually. The Series A Preferred also has voting rights equivalent to the number of common shares into which it is convertible. The Series A Preferred conversion and voting rights cease as of the close of business on December 31, 2004. As of December 31, 2000 and 1999, dividends payable to Series A Preferred stockholders of $375,000 and $125,000, respectively, have been recorded. The December 31, 2000 amount includes $125,000, which was in arrears.

COMCAP HOLDINGS CORP. AND SUBSIDIARIES
(a Delaware corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999

The Series B Preferred is convertible into 1,835,177 shares of common stock and calls for a 30% cumulative dividend, compounded quarterly, payable only when and if declared by the Board of Directors, as agreed to in the stock purchase agreement or upon a sale of Comcap or filing of a Registration Statement with the SEC for an IPO. The dividend rate on the Series B Preferred increases to 50% per annum payable annually in advance, if Comcap fails to comply with certain provisions of the Investment. The Series B Preferred also has voting rights equivalent to the number of common shares into which it is convertible. At any time after January 21, 2005, the Series B Preferred stockholders have the right to effect a sale of Comcap. No dividends are payable to the common stockholders without the consent of 66-2/3% of the Series B preferred stockholders.

Concurrent with the Agreement, Comcap adopted the 2000 Stock Option Plan (the "2000 SOP") which provides for the granting of options on common shares not to exceed 416,140 shares. On January 21, 2000, Comcap granted 416,140 options to the Series A Preferred stockholders and certain key executive officers of Comcap. On a post-conversion basis and assuming exercise of the options, the Partnership will have a 44% ownership interest in Comcap. In addition, in the event of a sale of Comcap, the Partnership has the right to veto any sales agreement. The Investment and the Agreement were approved by the SBA.

As part of the Investment, the Company entered into new employment contracts with its Chief Executive Officer, and President for five years and its Chief Financial Officer and Senior Vice President of Lending for three years.

The merger was treated as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. Since the merger was essentially accounted for in a manner similar to that in pooling-of-interests, the consolidated financial statements of Comcap remain the same as those prior to the merger. As of the effective date of the merger, the assets and liabilities of CCC were reflected on the consolidated balance sheet at their historical values. Also, the consolidated statement of operations subsequent to the merger reflects the consolidated operations of CCC as if the merger had taken place prior to the periods covered by such financial statements. At December 31, 2000, substantially all of Comcap's assets were invested in the capital stock of CCC.

2.  OPERATIONS

The Company purchased the SBA license in 1994. Proceeds for the purchase of the SBA license and initial operating capital were obtained from the issuance of subordinated notes payable to shareholders, puttable common stock and preferred stock.

As a nonbank SBA lender, the Company originates, sells (in whole or in part) and services loans for qualifying small businesses, which are partially guaranteed by the SBA. The Company sells the SBA guaranteed portion of such loans to third-party investors, retains the unguaranteed portion and continues to service the loans. CCC has the ability to originate loans throughout the United States. Presently, the loans originated by the Company are primarily to customers in the Northeast United States. The Company's competition for originating SBA loans comes primarily from banking organizations and the other nonbank entities holding an SBA license.

For the years ended December 31, 2000 and 1999, the Company has closed and sold loans as follows:

                                                  2000               1999
                                             -------------      --------------
         Loans closed                        $  45,289,551      $   88,852,047
         Guaranteed portion sold                30,526,475          57,846,977

COMCAP HOLDINGS CORP. AND SUBSIDIARIES
(a Delaware corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999

The Company is subject to the Rules and Regulations of the SBA, as amended (the "Regulations"). The Regulations include requirements, among other things, that the Company maintain minimum unencumbered paid-in capital and paid-in surplus of the greater of $1,000,000, or 10% of the unguaranteed portion of all outstanding loans and that the Company's accumulated deficit may not exceed 50% of combined paid-in capital and paid-in surplus.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Uses of Estimates In the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates, by their nature are based on judgment and available information. Therefore, actual results could differ materially from those estimates.

Loan Interest and Loan Fees

Interest income on loans is recognized as earned. When a loan is 90 days past due with respect to principal or interest and, in the opinion of management, interest or principal on individual loans is not collectible, or at such earlier time as management determines that the collectibility of such principal or interest is unlikely, the accrual of interest is discontinued and all accrued but uncollected interest income is reversed. Cash payments subsequently received on nonaccrual loans are recognized as income only where the future collection of the recorded value of the loan is considered by management to be probable. Certain related direct costs to originate loans (including fees paid to loan brokers) are deferred and amortized over the contractual life of the loan using a method that approximates the effective interest method.

Allowance for Possible Loan Losses

An allowance for possible loan losses is established by a provision for possible loan losses charged to operations. Actual loan losses or recoveries are charged or credited directly to this allowance. The provision for possible loan losses is management's estimate of the amount required to maintain an allowance adequate to reflect the risks in the loan portfolio; however, ultimate losses may vary from the current estimates. This estimate is reviewed periodically and any necessary adjustments are made in the period in which they become known.

The Bank measures loan impairment in accordance with Statement of Financial Accounting Standards ("SFAS") No. 114 and No. 118. The valuation allowance for loan impairment is maintained as part of the allowance for possible loan losses.

Furniture and Equipment

Furniture and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of five years. Expenditures for maintenance, repairs and improvements which do not significantly extend the useful lives of assets are charged to operations as incurred.

Sales and Servicing of SBA Loans

The Company originates loans to customers under the SBA program that generally provides for SBA guarantees of 75% to 80% (85% for loans received by the SBA on or after December 22, 2000) of each loan, subject to a maximum guarantee amount. The Company sells the guaranteed portion of each loan to a third party and retains the unguaranteed principal portion in its own portfolio. In the future, the

COMCAP HOLDINGS CORP. AND SUBSIDIARIES
(a Delaware corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999

Company may sell or securitize the unguaranteed portion of loans held in portfolio. A gain is recognized on these loans through collection on sale of a premium over the adjusted carrying value. Gain on sale of the guaranteed portion of the loans is recognized at the date of the sales agreement when control of the future economic benefits of the loan is surrendered. At December 31, 2000 and 1999, the Company had a receivable from sale of loans of $2,747,938 and $3,436,070, respectively, which represented the guaranteed portion of loans sold plus the premium which was contractually obligated to be paid to the Company.

To calculate the gain on sale, the Company's investment in an SBA loan is allocated among the retained portion of the loan, servicing retained, interest-only strip receivable and the sold portion of the loan, based on the relative fair market value of each portion. The gain on the sold portion of the loan is recognized. The servicing fees are reflected as an asset which is amortized over an estimated life using a method approximating the effective interest method; in the event future prepayments are significant or increased impairments are incurred and future expected cash flows are inadequate to cover the unamortized servicing asset, additional amortization would be recognized. In its calculation of its servicing asset, the Company is required to estimate its adequate servicing compensation. The Company has estimated its adequate servicing compensation to be approximately 0.3% based on the guaranteed portion of loans outstanding.

The Company accounts for the sales and servicing of SBA loans under SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities."

Under SFAS No. 125, a transfer of financial assets in which control is surrendered is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in the exchange. Liabilities incurred or obtained by the transfer of financial assets are required to be measured at fair value, if practicable. Also, servicing assets and other retained interests in the transferred assets must be measured by allocating the previous carrying value between the asset sold and the interest retained, if any, based on their relative fair values at the date of transfer. For each servicing contract in existence before January 1, 1997, previously recognized servicing rights and excess servicing receivables that do not exceed contractually specified servicing are required to be combined, net of any previously recognized servicing obligations under that contract, as a servicing asset or liability. Previously recognized servicing receivables that exceed contractually specified servicing fees are required to be reclassified as interest-only strip receivables. The Company has determined that none of its loans have servicing rights in excess of its contractually specified servicing fees, and thus has no interest-only strip receivables.

SBA License

The cost of the SBA license is being amortized using the straight-line method over a useful life of 10 years beginning August 1, 1994.

Deferred Financing Costs

Deferred financing costs are being amortized using the straight-line method over the term of the subordinated notes payable to shareholders and the terms of the Company's bank lines of credit, which is not materially different from the effective interest method.

Puttable Common Stock and
Deferred Issuance Costs

Puttable common stock is shown net of deferred issuance costs and was amortized using the effective interest method (included as a direct reduction to shareholders' equity) over the term in which the stockholders' put options became exercisable. (Note 12).

COMCAP HOLDINGS CORP. AND SUBSIDIARIES
(a Delaware corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999

Securities Available for Sale

Securities which the Company may sell at some time in the future based on current or foreseeable conditions are classified as securities available for sale and are carried at estimated fair value. Unrealized gains and losses are reported as a separate component of shareholders' equity, net of related taxes. Gains and losses from sales of securities are determined using the specific identification method and are reflected in earnings when realized.

Cash and Cash Equivalents

For purposes of reporting cash flows, the Company considers cash and cash equivalents to be cash on hand or in the bank, restricted cash (Note 9) and any security or investment with a maturity of three months or less.

Other Real Estate Owned

Other real estate owned consists of real estate acquired through foreclosure or by deed in lieu of foreclosure ("real estate owned" or "REO"). REO properties are carried at the lower of cost or fair value at the date of foreclosure (new cost basis) and at the lower of the new cost basis or fair value less estimated selling costs thereafter.

Comprehensive Income (Loss)

Comprehensive income (loss) includes net income (loss) and all other changes in equity during a period except those resulting from investments by owners and distribution to owners. Other comprehensive income (loss) includes revenues, expenses, gains, and losses that under generally accepted accounting principles are included in comprehensive income but excluded from net income.

Comprehensive income (loss) and accumulated other comprehensive income are reported net of related income taxes. Accumulated other comprehensive income consists solely of unrealized holding gains and losses on available-for-sale securities.

New Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, as amended, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value. This statement will not have a material effect on the Companies' financial statements.

In September 2000, FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which replaces SFAS No. 125. Provisions of SFAS No. 140, primarily relating to transfers of financial assets that differ from provisions of SFAS 125, are effective for transfers taking place after March 31, 2001. Management is currently evaluating the impact this statement will have on the Companies' financial statements.

Reclassifications

Certain reclassifications have been made to the prior year's financial statements in order to conform to current year presentation.

COMCAP HOLDINGS CORP. AND SUBSIDIARIES
(a Delaware corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999


4. SECURITIES AVAILABLE FOR SALE

In February and March 2000, securities available -for-sale were distributed to the CCC preferred stockholders as a return of capital (Note 1). There were no proceeds from the sales of securities recorded in 2000.

The 1999 fair value, amortized cost and gross unrealized holdings gains and losses were as follows:

                                                      December 31, 1999
                                  -------------------------------------------------------
                                                           Gross
                                                    Unrealized Holdings
                                                --------------------------
                                    Amortized                                    Fair
                                      Cost         Gains          Losses         Value
                                  -----------   -----------    -----------    -----------
Common stock                      $ 1,467,929   $   202,557    $  (180,680)   $ 1,489,806
Preferred stock                       500,000             -              -        500,000
U.S. Government agency security       191,062             -         (6,874)       184,188
Money market funds                    140,307             -              -        140,307
                                  -----------   -----------    -----------    -----------
                                  $ 2,299,298   $   202,557    $  (187,554)   $ 2,314,301
                                  ===========   ===========    ===========    ===========

The contractual maturity and yield of the U.S. Government agency security were March 2014 and 7%, respectively. Proceeds from sales of securities in 1999 were $163,417. The gross and net realized gain on these sales was $13,233 in 1999.

5. LOANS RECEIVABLE

Loans originated by the Company are primarily in the Northeast region of the United States with concentrations in the restaurant, manufacturing, hotel and motel industries. The components of loans receivable, net as of December 31, 2000 and 1999 are as follows:

                                                                  2000            1999
                                                              ------------    ------------
       Loans receivable, unguaranteed                         $ 77,181,013    $ 72,682,225
       Deferred income                                          (8,670,313)     (9,272,377)
       Deferred origination costs, net of fees received          1,531,396       1,449,394
       Allowance for possible loan losses                       (2,680,153)     (1,879,927)
                                                              ------------    ------------
                 Loans receivable, net                        $ 67,361,943    $ 62,979,315
                                                              ============    ============

6. ALLOWANCE FOR POSSIBLE LOAN LOSSES

The allowance for possible loan losses is based upon estimates, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically, and as adjustments become necessary are reflected in operations in the periods in which they become known. The Company's charge-off policy is based on a loan-by-loan review for which the estimated uncollectible portion of nonperforming loans is charged off against the corresponding loan receivable and the allowance for possible loan losses. A summary of the activity in the allowance for possible loan losses for the years ended December 31, 2000 and 1999, is as follows:

COMCAP HOLDINGS CORP. AND SUBSIDIARIES
(a Delaware corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999


                                                        2000           1999
                                                    -----------    -----------
          Balance, beginning of year                $ 1,879,927    $ 1,202,344
              Provision charged to expense            2,528,549      2,486,653
              Loan charge-offs                       (1,799,694)    (1,830,628)
              Recoveries                                 71,371         21,558
                                                    -----------    -----------
          Balance, end of year                      $ 2,680,153    $ 1,879,927
                                                    ===========    ===========

As of December 31, 2000 and 1999, there was approximately $3,902,000 and $4,579,000, respectively, of impaired and nonaccrual loans with a valuation allowance of approximately $500,000 and $198,000, respectively.

7. FURNITURE AND EQUIPMENT

The components of furniture and equipment are as follows:

                                                    December 31
                                              ----------------------
                                                 2000         1999
                                              ---------    ---------
          Computer equipment                  $ 387,935    $ 294,892
          Computer software                      35,945       28,550
          Office equipment                      187,096      168,782
          Furniture and fixtures                199,033      160,727
          Leasehold improvements                 10,670       12,777
                                              ---------    ---------
                                                820,679      665,728
          Accumulated depreciation             (358,949)    (224,820)
                                              ---------    ---------
                                              $ 461,730    $ 440,908
                                              =========    =========

Office equipment includes telephone equipment under a capital lease entered into in June 1999. The cost of the equipment under lease was $91,569. The balance at December 31, 2000 and 1999 was $64,098 and $82,412, respectively (Note 13)

8. ACQUISITION OF SBA LICENSE

In 1994, the Company purchased its SBA license from an unrelated third party for approximately $1,000,000. The purchase was approved by the SBA after an extensive review and authorization process of the Company. Ownership of the license (one of 14 issued by the SBA) gives the Company the right to make SBA-guaranteed loans on behalf of the SBA. The license is transferable subject to the approval and authorization of the SBA.

9. LINES OF CREDIT

During 1999, CCC had a $15,000,000 line of credit agreement with a bank. This line of credit expired January 31, 2000. Effective February 1, 2000, the line of credit was reduced to $10,000,000 and extended until June 30, 2000. It was further extended until June 30, 2001. As of December 31, 2000 and 1999, the amounts outstanding under this line of credit were $6,959,890 and $9,640,175, respectively. The line of credit is secured by loans made by CCC and is personally guaranteed by the Chief Executive Officer and the former President of the Company (Note 18). The line of credit bears interest at the prime interest rate plus 1% with interest payable monthly. The average rate for the years ended December 31, 2000 and 1999 was 10.28% and 9.00%, respectively. The rate at December 31, 2000 and 1999 was 10.50% and 9.50%, respectively. Interest expense of $75,486 was accrued but not paid as of December 31, 2000. There was no accrued interest payable under this line of credit as of December 31, 1999.

COMCAP HOLDINGS CORP. AND SUBSIDIARIES
(a Delaware corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999


CCC also has a line of credit with another bank for $75,000,000. As of December 31, 2000 and 1999, the amounts outstanding under this line of credit were $69,594,937 and $68,642,524, respectively. The line of credit agreement was extended in connection with the reorganization until January 2001 (see Note 18). The line of credit bears interest at the one-month LIBOR rate plus 2.50%, and is secured by the loans made by CCC and is personally guaranteed by the Chief Executive Officer and the former President of the Company (Note 18). The average interest rate for the years ended December 31, 2000 and 1999 was 8.90% and 7.78%, respectively. The interest rate at December 31, 2000 and 1999 was 9.21% and 8.96%, respectively. Interest on the line is payable monthly in arrears. Interest expense of $535,921and $545,373 was accrued but not paid as of December 31, 2000 and 1999, respectively. Under this line of credit, CCC pays a commitment fee of .25% on the unused portion of the line. Commitment fee expense of $4,368 and $5,293 was accrued but not paid as of December 31, 2000 and 1999, respectively. In addition, this line of credit requires that a certain percentage of all advances made to CCC be deposited into an account in the name of the bank. This percentage was 4% until February 26, 1999, when it was increased to 5%. The balance in this account as of December 31, 2000 and 1999 was $3,538,776 and $3,559,974, respectively, and is shown as receivable from bank on the accompanying consolidated balance sheets. This line of credit requires CCC to meet certain administrative and financial covenants, including the maintenance of a minimum net worth, ratio of total indebtedness to net worth, limitation on permitted subordinated debt and profitability covenants as defined in the agreement. CCC is in compliance with all of these covenants as of December 31, 2000.

Under the terms of an agreement between CCC and both of the banks with which CCC maintains lines of credit, all payments received from CCC's borrowers except for principal and interest on the guaranteed portion of the loans are transferred into a restricted bank account. CCC cannot use these funds until the end of a calendar month at which time the funds are used to pay required principal and interest to the banks and certain other required payments. As of December 31, 2000 and 1999, restricted cash balances were $1,496,344 and $1,518,811, respectively.

10. INCOME TAXES

The provision (benefit) for income and franchise taxes consists of the following:

                                                For the Years Ended
                                                    December 31
                                               ---------------------
                                                  2000        1999
                                               ---------   ---------
     Current:
         Federal                               $       -   $(147,075)
         State and local                          10,000     (24,663)
         Delaware state franchise                 55,116      55,060
                                               ---------   ---------
                                                  65,116    (116,678)
     Deferred                                          -     177,600
                                               ---------   ---------
                                               $  65,116   $  60,922
                                               =========   =========

COMCAP HOLDINGS CORP. AND SUBSIDIARIES
(a Delaware corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999


The following table reconciles the federal statutory rate to the Companies effective tax rate at December 31:

                                                                       2000                            1999
                                                         --------------------------------  ----------------------------
                                                                                                           Percentage
                                                                           Percentage of                   of Pretax
                                                             Amount        Pretax Income      Amount        Income
                                                         --------------------------------  -----------  ---------------
    Federal tax at statutory rate                        $(1,775,000)         (35.0)%      $  (507,000)      (35.0)%
    State and local income taxes, net of
        federal tax benefit                                   10,000             .2            (25,000)       (1.7)
    Delaware state franchise tax, net of federal
        tax benefit                                           55,116            1.1             55,000         3.8
    Deferred tax asset valuation allowance                         -              -            178,000        12.3
    Net operating loss carryforward                        1,775,000           35.0            360,000        24.8
    Other                                                          -              -                (78)          -
                                                         -----------         ------        -----------      ------
                     Income tax provision                $    65,116            1.3%       $    60,922         4.2%
                                                         ===========         ======        ===========      ======

The following is a summary of the net income tax receivable at December 31, 2000 and 1999:

                                                         December 31
                                                     --------------------
                                                       2000        1999
                                                     --------    --------
    Current taxes, net                               $120,994    $355,136
    Deferred taxes                                          -           -
                                                     --------    --------
                                                     $120,994    $355,136
                                                     ========    ========

Income taxes are deferred as a result of differences in the timing of the recognition of certain income and expense items for income tax and financial reporting purposes. The primary sources of these differences are deferred loan fees, accelerated tax depreciation, nonaccrual interest and bad debt deductions. As of December 31, 2000, the Company has a net operating loss ("NOL") carryforward of approximately $5,700,000. The Company has established a valuation allowance for the full amount of the net deferred tax asset.

11. DEMAND NOTES PAYABLE TO SHAREHOLDERS

In December 2000, Comcap issued notes to the Series A and B Preferred stockholders for cash proceeds of $2,000,000. The notes and interest thereon are payable on demand. Interest accrues based on the prime rate plus 3%. The average interest rate for the year ended and as of December 31, 2000 was 12.50%. Interest expense of $11,644 was accrued but not paid as of December 31, 2000. The noteholders have the option to convert the notes into similar securities to any issued as part of any subsequent financing by Comcap (Note 18).

12. SUBORDINATED NOTES PAYABLE TO
    SHAREHOLDERS AND PUTTABLE COMMON STOCK

During 1994 and 1995, in connection with a private placement offering, the Company issued a total of 35 units at $50,000 per unit. Each unit consisted of a five-year note payable for $50,000 bearing interest at a rate of 15% per year and 571 shares of CCC's common stock. The offering resulted in total debt obligations of $1,750,000 and a total of 19,992 common shares were issued. Interest on the notes was payable monthly in arrears. Interest expense of $21,250 was accrued but not paid, as of December 31, 1999. All accrued interest and principal of the notes were paid in full in January 2000.

COMCAP HOLDINGS CORP. AND SUBSIDIARIES
(a Delaware corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999

These common stockholders have the option to put back such common shares to the Company effective on June 30, 2000 at an amount equal to $65.67 per share. In 1998, the Company repurchased 571 shares of common stock. During 2000, the Company repurchased 1,285 common shares for $84,386 in connection with the exercise of the put option. As of December 31, 2000, stockholders of 16,278 shares have exercised their put rights totaling approximately $1,069,000. These shares will be repurchased by the Company in 2001. As of December 31, 2000 stockholders of 1,858 shares have not exercised their put rights. Due to the exchange of CCC common stock to Comcap common stock the put rights are currently effective against Comcap common stock.

13. COMMITMENTS AND CONTINGENCIES

Litigation

The Companies may, in the ordinary course of business, become a party to litigation and other legal proceedings relating to the conduct of its business. In the opinion of management, as of December 31, 2000, any outstanding litigation will not have a material adverse effect on the financial position of the Companies.

Operating and Capital Leases

The Company leases office space and equipment under various operating leases including the Company's primary offices. Total rental expense for all leases amounted to $469,922 and $292,090 for the years ended December 31, 2000 and 1999, respectively. In February 1999, the Company entered into a new lease for its primary office space. The Company took possession of its new space on July 15, 1999, at which time the lease commenced. The lease has a term of five years with an option for an additional five years. If the Company decides not to exercise its option, the lease calls for a cancellation fee of approximately $153,000, which are included in the future minimum lease payments below. An irrevocable letter of credit for approximately $105,000 was issued as a security deposit in February 1999. Under the lease terms, the Company requested and the landlord approved in February 2001 a reduction in the letter of credit to a face amount of approximately $84,000.

In June 1999, the Company entered into a capital lease for telephone equipment. The lease is for a term of five years with monthly payments of $1,937. As of December 31, 2000 and 1999, the principal portion of the lease payable of $68,629 and $84,300, respectively, is included in accounts payable and accrued liabilities.

Future minimum lease payments under noncancelable operating and capital leases are as follows:

                                   Operating        Capital
                                    Leases           Lease
                                 -------------   -------------

          2001                   $    391,388    $     23,240
          2002                        366,525          23,240
          2003                        373,206          23,240
          2004                        358,793          11,621
          Thereafter                        -               -
                                 -------------   -------------
          Total minimum lease
            payments                1,489,912          81,341
                                 -------------   -------------
          Less: interest
            amount                          -         (12,712)
                                 -------------   -------------
          Total                  $  1,489,912    $     68,629
                                 =============   =============

COMCAP HOLDINGS CORP. AND SUBSIDIARIES
(a Delaware corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999



Management Employment Contracts

As discussed in Note 1, the Company entered into employment contracts dated January 21, 2000 with its Chief Executive Officer and President for five years and its Chief Financial Officer and Senior Vice President of Lending for three years. These contracts provided for certain annual compensation, benefits and severance payments in the event of termination (Note 18).

Profit Sharing Plan

On March 30, 1998, the Board of Directors of the Company approved the adoption of a 401(k) Profit Sharing Plan with an effective date of January 1, 1998. The Plan provides for voluntary contributions by employees and discretionary employer contributions. There was no contribution by the Company for 2000 and 1999.

14. RESTRUCTURING CHARGE

During January 2000, management decided to abandon its intention to offer non-SBA lending through a proposed affiliate. This decision resulted in the recording of a restructuring charge of $433,088 in 2000. This charge includes the write-off in 2000 of a $185,969 net advance to the proposed affiliate, professional fees of $172,118 and a settlement benefit of $75,000. During 2000, professional fees of $65,364 were paid. The remaining balance will be paid in 2001, a portion of which will be paid under a settlement agreement with the proposed affiliate. The accrued liability related to this charge was reported as part of accounts payable and accrued liabilities.

15. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

As discussed in Note 1, Comcap adopted the 2000 Stock Option Plan (the "2000 SOP") which authorized the issuance of options on 416,140 common shares. All authorized options under the 2000 SOP were granted to the Series A Preferred and certain key executive officers of Comcap at exercise prices of $6.81 and $10.22 per share. The weighted average exercise price of the options granted is $8.17. The options vested immediately and expire on January 21, 2010, or sooner upon certain events occurring as outlined in the 2000 SOP. There were no options available for grant as of December 31, 2000 and none of these options expired or were exercised.

Under the terms of the previous employment contracts with CCC's Chief Executive Officer and President, CCC granted stock options to each executive. The options allowed each executive to purchase a number of shares of common stock which would result in the executive owning 17.5% of the issued and outstanding stock (including any shares which are issuable under any other conversion or option rights). The option price per share was to be agreed upon by the CCC and the executives at a future date. In addition, the CCC granted each executive stock appreciation rights ("SARs") equal to the number of shares subject to the options discussed above. The SARs were exercisable at the same time as the options and entitled each executive to receive cash in an amount equal to the difference between the fair market value of CCC's common stock at the time of exercise and the exercise price of the options.

On December 21, 1999, CCC released the Chief Executive Officer and the President from their employment agreements (see Note 1 for the execution of new employment contracts) as well as cancelled the SARs discussed above in exchange for the issuance of an additional 112,357 options each to acquire shares of common stock at an exercise price of $.001. At the same time, both the Chief Executive Officer and the President exercised all of these options and the previously granted options totaling 458,980 options each. In management's opinion, the exercise price of the options approximated the fair market value of the common stock at the date of the grant.

COMCAP HOLDINGS CORP. AND SUBSIDIARIES
(a Delaware corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999

16. FAIR VALUE OF FINANCIAL INSTRUMENTS

As of December 31, 2000 and 1999, the Companies' financial instruments included the following items: cash, loans receivable, accrued interest receivable, revolving lines of credit, demand notes payable to shareholders, subordinated notes payable to shareholders and accrued interest payable. Management has evaluated the fair value of the above financial instruments and has determined that as of December 31, 2000 and 1999, their fair value approximates their recorded net book values.

17. COMMERCIAL CAPITAL CORPORATION FINANCIAL INFORMATION

The consolidated financial information below presents Commercial Capital Corporation on a stand-alone basis.

                      Consolidated Statements of Operations
                      -------------------------------------

                 For the Years Ended December 31, 2000 and 1999
                 ----------------------------------------------

                                                         2000         1999
                                                     -----------   -----------
Revenues:
   Premium income                                    $   945,641   $ 2,227,811
   Interest income                                    10,587,649     8,044,768
   Service fee income                                    227,251       566,104
   Loan application fees and other income                909,193     1,892,705
                                                     -----------   -----------
          Total Revenues                              12,669,734    12,731,388
                                                     -----------   -----------

Expenses:
   Interest expense                                    6,658,347     5,934,614
   Salaries and related expenses                       4,076,188     2,877,547
   Depreciation and amortization                         240,703       205,625
   Provision for possible loan losses                  2,621,549     2,486,653
   Professional fees                                   1,497,280       576,462
   Loan processing costs                                 424,095       654,500
   Business development, travel and entertainment        608,297       515,395
   Rental expense                                        469,922       292,090
   Restructuring charge                                  433,088             -
   Other charge                                          799,969       638,620
                                                     -----------   -----------
          Total expenses                              17,829,438    14,181,506
                                                     -----------   -----------
          Loss before income and franchise taxes      (5,159,704)   (1,450,118)

   Income and franchise taxes                             13,064        60,922
                                                     -----------   -----------
          Net loss                                   $(5,172,768)  $(1,511,040)
                                                     ===========   ===========

COMCAP HOLDINGS CORP. AND SUBSIDIARIES
(a Delaware corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999


                           Consolidated Balance Sheets
                           ---------------------------

                           December 31, 2000 and 1999
                           --------------------------

                           Assets                              2000          1999
                           ------                          -----------   -----------
Assets:
     Cash                                                  $ 3,718,495   $ 2,020,417
     Restricted assets                                       1,496,344     1,518,811
     Securities available for sale                                   -     2,314,301
     Loans receivable, net                                  67,361,943    62,979,315
     Receivable from sales of loans                          2,747,938     3,436,070
     Receivable from bank                                    3,538,776     3,559,974
     Accrued interest receivable                               892,638       463,063
     Servicing asset                                         7,463,839      8,036873
     SBA license, net                                          361,917       462,917
     Cost associated with preferred stock issuance                   -       334,480
     Property and equipment, net                               461,730       440,908
     Other real estate owned                                   111,000       130,400
     Other assets                                            1,472,744     1,381,486
                                                           -----------   -----------
              Total assets                                 $89,627,364   $87,079,015
                                                           ===========   ===========

            Liabilities and Shareholders' Equity
            ------------------------------------

Liabilities:
     Accounts payable and accrued liabilities              $ 3,621,727   $ 3,981,396
     Income and franchise taxes payable                         20,469        20,910
     Accrued interest payable                                  615,775       622,442
     Dividends payable                                         125,000       125,000
     Bank notes payable                                     76,554,827    78,282,699
     Subordinated notes payable to shareholders
        Net (Note 12)                                                -     1,700,000
     Puttable common stock, net                                      -     1,070,530
                                                           -----------   -----------
              Total liabilities                             80,937,798    85,802,977
                                                           -----------   -----------

Shareholders' equity:
     Common stock                                                   10           996
     Preferred stock                                                 -     2,500,000
     Additional paid-in capital                             17,264,258     2,261,935
     Securities valuation allowance, net of taxes                    -         8,041
     Accumulated deficit                                    (8,574,702)   (3,494,934)
                                                           -----------   -----------
              Total shareholders' equity                     8,689,566     1,276,038
                                                           -----------   -----------
              Total liabilities and shareholders' equity   $89,627,364   $87,079,015
                                                           -----------   -----------

18. GOING CONCERN ISSUES/SUBSEQUENT EVENTS

2001 Restructuring Charge

During January 2001, management decided to reorganize its operations, primarily by closing its western regional loan production office and reorganizing the personnel in the New York corporate office. The Company recorded a restructuring charge, in the first quarter of 2001 of approximately $738,000, to effect this reorganization. This charge includes termination benefits of $558,000, termination costs related to office facilities of approximately $123,000 and other exit costs of $57,000. The termination charge

COMCAP HOLDINGS CORP. AND SUBSIDIARIES
(a Delaware corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999


includes severance benefits of two members of senior management based on the Company's employment contracts with these individuals.

Going Concern Issues

The Company has incurred net losses of approximately $5.1 million and $1.5 million for the years ended 2000 and 1999, respectively. The Company's $15 million and $75 million lines of credit discussed in Note 9 expired on June 30, 2001 and January 31, 2001, respectively. The Company and the banks have not formally agreed to extend these lines of credit or their terms. The Company is dependent upon financing to continue to originate loans. Subsequent to January 1, 2001, due to the restructuring charges discussed in Note 18 and continued operating losses during 2001, the Company is not in capital compliance with respect to the capital rules and regulations of the SBA. In the later part of 2000, the Company entered into an agreement to issue and sell new shares of preferred stock. On June 6, 2001, the Company was notified that this transaction would not materialize. As a result, the banks did not continue to make new advances under the credit lines. This event also contributed to the Company being in non-compliance with the SBA Capital rules and regulations during 2001. The Company continues to utilize and pay down the lines of credit under the terms outlined in Note 9. The banks have the option to demand full and immediate repayment of these lines of credit, however, through May 17, 2002, the banks have not taken such actions. These matters raised substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Management's Plans

To address these going concern issues, the Company's management has taken the following actions:

         On December 28, 2001, Conning Capital Partners sold all of its interest in Comcap, which included 750,000 shares of Series B Preferred Stock and a Demand Promissory Note issued by the Company in the amount of $1,714,286 for an aggregate purchase price of $1,000,000 to the shareholders of the Series A Preferred Stock (the "Preferred Stock Owners"). On a post-conversion basis and assuming exercise of the options, the Preferred Stock Owners will have a 64% ownership interest in Comcap.

         On December 28, 2001, the Company signed a letter of intent for a proposed acquisition of the Company by an unrelated third party (the "Acquirer"). If the transaction is consummated as proposed, the Acquirer will purchase all class of shares outstanding of Comcap's stock for cash and predetermined number of shares of Acquirer's stock, which is currently traded on the American Stock Exchange. Additionally, the Acquirer will purchase certain demand promissory notes held by the Preferred Stock Owners at a fixed dollar price and issue its stock to satisfy the putable noteholder obligation. Among other terms, the proposed acquisition is contingent on a commitment by existing Preferred Stock Owners to purchase a 12.5% stake in the new entity, with a related cash payment of approximately $1 million to be received by the Company. The proposed acquisition is also contingent on Acquirer completion of due diligence and receipt of approval by the SBA. It is management's opinion the SBA will approve the acquisition and that the acquisition will put the Company in compliance with the SBA capital rules and regulations and allow the Company to originate loans. There is, however, no assurance that the proposed acquisition will occur or if consummated will be on terms consistent with those in the current letter of intent.

COMCAP HOLDINGS CORP. AND SUBSIDIARIES
(a Delaware corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000 AND 1999

               Subsequent Summary Unaudited Financial Information
               --------------------------------------------------

                             Condensed Balance Sheet
                             -----------------------

                                            March 31, 2002    December 31, 2001
                                           ----------------  -------------------
Cash                                         $  1,061,000        $    849,000
Loans, net                                     56,743,000          58,547,000
Servicing asset                                 5,461,000           5,734,000
Other assets                                    8,633,000           9,396,000
                                             ------------        ------------
         Total assets                        $ 71,898,000        $ 74,526,000
                                             ============        ============
Lines of credit                                64,286,000          65,694,000
A/P and accrued expenses                        3,580,000           4,305,000
Other liabilities                               4,087,000           4,076,000
Shareholders' equity (deficit)                    (55,000)            451,000
                                             ------------        ------------
         Total liabilities and equity        $ 71,898,000        $ 74,526,000
                                             ============        ============

                           Condensed Income Statement
                           --------------------------

                                            For the Three       For the Twelve
                                             Months Ended        Months Ended
                                            March 31, 2002    December 31, 2001
                                           ----------------  -------------------

Revenues                                     $  1,620,000        $  9,916,000
Expenses                                        2,126,000          14,437,000
                                             ------------        ------------
         Net loss                            $   (506,000)       $ (4,521,000)
                                             ------------        ============